Exhibit 99.(d)(18)

September 22, 2006

To:                              Knight Holdco LLC
The Members Listed on Schedule A

Re:                               Acquisition of Kinder Morgan, Inc.

Ladies and Gentlemen:

Reference is made to (1) the Agreement and Plan of Merger, dated as of August 28, 2006 (the “Merger Agreement”), by and among Kinder Morgan, Inc., a Kansas corporation (the “Company”), Knight Holdco LLC, a Delaware limited liability company (“Parent”), and Knight Acquisition Co., a Kansas corporation and wholly owned subsidiary of Parent (“Merger Sub”), and pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) and (2) the Limited Liability Company Agreement of Parent, dated as of August 28, 2006 (the “Interim LLC Agreement”), by and among GS Capital Partners V Fund, L.P., GS Capital Partners V Offshore Fund, L.P., GS Capital Partners V GmbH & CO. KG, GS Capital Partners V Institutional, L.P., GS Global Infrastructure Partners I, L.P. and The Goldman Sachs Group, Inc. (collectively, “GS”), Carlyle Partners IV, L.P. (“Carlyle”), Carlyle/Riverstone Global Energy and Power Fund III, L.P. (“Riverstone”) and AIG Knight LLC (“AIG” and, together with GS, Carlyle and Riverstone, the “Investor Members” and each an “Investor Member”) and Richard D. Kinder (the “Management Group Member” and, together with the Investor Members, the “Members”).  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement and the Interim LLC Agreement, as appropriate.  This letter is being delivered to the addressees in connection with the execution of the Merger Agreement by the Company, Parent and Merger Sub.

This letter confirms the commitment of the undersigned, subject to the conditions set forth herein, to subscribe for Class A units of Parent (“Subscribed Shares”) for aggregate consideration consisting of the number of shares of Company Common Stock (the “Committed Shares”) and the cash amounts (the “Committed Cash”) set forth on Schedule B, provided that the undersigned shall not, under any circumstances, be obligated to contribute to, purchase equity or debt of or otherwise provide funds to Parent in connection with its formation other than the contribution of the Committed Shares and the Committed Cash.  The Subscribed Shares shall have a value for purposes of determining the relative equity contributions of the undersigned and the Investor Members as set forth next to the heading “Total Value” in Schedule B.  The obligation of the undersigned to fund the Committed Shares and the Committed Cash (the “Commitment”) is subject to the consummation of the Merger and the terms of this letter, and the funding will occur immediately prior to the Effective Time of the Merger and the simultaneous issuance to the undersigned of the Subscribed Shares.

This letter, and the undersigned’s obligation to fund the Commitment, will terminate automatically and immediately upon the earliest to occur of (a) the Effective Time (at which time the obligation shall be discharged), (b) the termination of the Merger Agreement, (c) the

Members representing a majority of the Equity Commitments of the Members agreeing to terminate the corresponding letters delivered by each of the Investor Members and (d) the assertion by the Company or any of its affiliates in any litigation or other proceeding any claim under any guarantee of any Investor Member or its Affiliate in connection herewith (the “Guarantees”).  Notwithstanding the foregoing, the undersigned may terminate his or its Commitment and shall be released from any liability under this letter in the event that, without the consent of the undersigned, (a) the Merger Agreement is amended to effect a Change in the Merger Consideration, (b) the terms of the Amended LLC Agreement attached as Exhibit B to the Interim LLC Agreement are modified in a manner that is adverse to the undersigned (other than immaterial changes that do not affect the undersigned in a manner disproportionately to the other members of Parent), or (c) the Amended LLC Agreement does not include the Advisory Manager Provisions.  The Majority Members shall provide written notice to the undersigned of the taking of any of the actions set forth in the immediately preceding sentence.  In the event the undersigned does not exercise his or its right to terminate his or its Commitment within five (5) business days of receipt of such notice, then the undersigned shall be deemed to have consented to the taking of such action and shall have no further right to terminate his or its Commitment as a result of the taking of such action.

As used herein, the term “Advisory Manager Provisions” means provisions to the effect that:

•                  Provided that William Morgan and/or Michael Morgan collectively continue to hold, directly or indirectly, at least 50% of the Class A Units initially held by the undersigned, (i) so long as Kinder is Chief Manager, Kinder shall have the right to designate an Advisory Manager (and to remove such Advisory Manager) in his sole discretion, and (ii) in the event that (A) Kinder is no longer Chief Manager and (B) none of Michael Morgan, William Morgan or any of their immediate family members is serving as a Manager (unless due to voluntary resignation other than for health or similar reasons), the undersigned (so long as it is controlled by William and/or Michael Morgan) or any successor in interest to the undersigned (so long as it is controlled by William and/or Michael Morgan) shall have the right to appoint either William Morgan or Michael Morgan as the Advisory Manager.

•                  The term “Advisory Manager” means either William Morgan or Michael Morgan, which Advisory Manager will have the right to attend each meeting of the Board of Managers (other than any executive session of the Board of Managers as described below), but will have no voting rights at any such meeting.  The Advisory Manager shall also have the right to receive all information provided to the Board of Managers (except any information provided for purposes of any executive session referred to above).

•                  At the request of Investor Managers designated by Investor Members  representing a Majority in Interest of the Class A Units held by the Investor Members, at any meeting of the Board of Managers, the Managers may meet in executive session without Observers or the Advisory Manager present, except for Observers (i) appointed by any Investor Member who is either not entitled to designate a Manager (other than as a result of ceasing to be an Eligible Investor Member) or who is required to designate an independent Manager or (ii) who are required to participate in such sessions due to VCOC requirements.

The undersigned represents and warrants to Parent that:  (i) the undersigned has the requisite capacity and authority to execute and deliver this letter and to fulfill and perform the undersigned’s obligations hereunder; (ii) this letter has been duly and validly executed and delivered by the undersigned and constitutes a legal, valid and binding agreement of the undersigned enforceable by the addressees against the undersigned in accordance with its terms;  (iii) the undersigned is the record and beneficial owner of the Committed Shares, free and clear of any lien or encumbrance (other than those arising under this letter) and has full and unrestricted power to dispose of all of such Committed Shares as contemplated by this letter without the consent or approval of, or any other action on the part of, any other Person; (iv) other than the filing by the undersigned of any reports with the SEC required by Sections 13(d) or 16(a) of the Exchange Act, none of the execution and delivery of this letter by the undersigned, the consummation by the undersigned of the transactions contemplated hereby or compliance by the undersigned with any of the provisions hereof (1) requires any consent or other permit of, or filing with or notification to, any Governmental Entity or any other Person by the undersigned, (2) results in a violation or breach of, or constitutes (with or without notice or lapse of time or both) a default (or gives rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any organizational document or contract to which the undersigned is a party or by which the undersigned or any of the Committed Shares may be bound or affected, (3) violates any law or order or judgment of any governmental authority applicable to the undersigned or the Committed Shares, or (4) results in a lien or encumbrance upon any of the Committed Shares; and (v) the undersigned has not entered into any share disposition, commitment or other agreement that is inconsistent with this letter (including the Commitment).  The undersigned covenants and agrees that from and after the date hereof and for so long as this letter remains in effect, the undersigned shall not take or omit to take any action that would or would cause or result in any of the foregoing representations and warranties to become untrue.

The rights and obligations under this letter may not be assigned by any party hereto without the prior written consent of Parent and each Member, and any attempted assignment shall be null and void and of no force or effect.  This letter may not be amended, and no provision hereof waived or modified, except by an instrument in writing signed by Parent and the undersigned and approved in writing by each Member.

This letter shall be binding on the undersigned solely for the benefit of the addressees, and nothing set forth in this letter shall be construed to confer upon or give to any person other than the addressees any benefits, rights or remedies under or by reason of, or any rights to enforce or cause such addressee to enforce, the Commitment or any provisions of this letter.

Except as expressly provided above with respect to the right of William Morgan or Michael Morgan to be appointed as an Advisory Manager, nothing in this letter, express or implied, is intended to or shall confer upon any person, other than Parent and the Members, any right, benefit or remedy of any nature whatsoever under or by reason of this letter.

This letter may only be enforced by the addressees at the direction of the Majority Equity, so long as such Majority Equity are not themselves in default of any of their respective material obligations under their respective Equity Commitment Letters or Equity Rollover Commitment

Letter, as applicable.  Parent’s creditors shall have no right to enforce this letter or to cause Parent to enforce this letter.

The Company’s remedies against the Investor Members (or their Affiliates) under the Guarantees shall, and are intended to be, the sole and exclusive direct or indirect remedies available to the Company against the Members (or their Affiliates), including the undersigned, in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement and the transactions contemplated thereby, including in the event Parent or Merger Sub breaches its respective obligations under the Merger Agreement, whether or not Parent or Merger Sub’s breach is caused by the undersigned’s breach of his obligations under this letter.  Nothing in this letter, express or implied, is intended to or shall confer upon any person, other than Parent and the Members, any right, benefit or remedy of any nature whatsoever under or by reason of this letter.

This letter shall be treated as confidential and is being provided to the addressees solely in connection with the Merger.  This letter may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Majority Members.  The foregoing notwithstanding, and without prejudice to the sixth paragraph of this letter, this letter may be provided to the Company if the Company agrees to treat this letter as confidential, except that the Company and the undersigned may disclose the existence of this letter to the extent required by law, the applicable rules of any national securities exchange or in connection with any SEC filings relating to the Merger.

Except to the extent otherwise required pursuant to a determination (within the meaning of Section 1313(a) of the Code), the parties hereto shall treat the issuance of Subscribed Shares in exchange for the contribution of the Commitment as a tax-free exchange for United States federal income tax purposes to the Company and its Members and shall not take any position, on a tax return, in any tax proceeding or otherwise, that is inconsistent with such treatment.

This letter may be executed in counterparts and by facsimile.  This letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the laws of another State to otherwise govern this Agreement.  The parties hereto hereby (a) submit to the personal jurisdiction of Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over an action or proceeding, in the United States District Court for the District of Delaware, and (b) waive any claim of improper venue or any claim that those courts are an inconvenient forum.  The parties hereto agree that mailing of process or other papers in connection with any action or proceeding in the manner provided in Section 8.7 of the Merger Agreement or in such other manner as may be permitted by applicable laws, will be valid and sufficient service thereof.

EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

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Very truly yours,

PORTCULLIS PARTNERS, LP

By: Portcullis G.P., LLC

By:	/s/ William V. Morgan
William V. Morgan
Manager

Accepted and Acknowledged:

KNIGHT HOLDCO LLC

By:	/s/ Ken Pontarelli
Name: Ken Pontarelli
Title: Authorized Person

KNIGHT ACQUISITION CO.

By:	/s/ Ken Pontarelli
Name: Ken Pontarelli
Title: Secretary & Treasurer

GS CAPITAL PARTNERS V FUND, L.P.

By: GSCP V Advisors, L.L.C., its General Partner

By:	/s/ Ken Pontarelli
Name: Ken Pontarelli
Title: Vice President

CARLYLE PARTNERS IV, L.P.

By: TC Group IV, L.P., its General Partner

By: TC Group IV, L.L.C., its General Partner

By: TC Group, L.L.C., its Sole Member

By: TCG Holdings, L.L.C.

By:	/s/ Glenn Youngkin
Name: Glenn Youngkin
Title: Managing Director

CARLYLE/RIVERSTONE GLOBAL ENERGY AND POWER FUND III, L.P.

By: Carlyle/Riverstone Energy Partners III, L.P., its General Partner

By: C/R Energy GP III, LLC, its General Partner

By:	/s/ Michael Hoffman
Name: Michael Hoffman
Title: Authorized Person

AIG KNIGHT LLC

By:	/s/ Steven F. Homscheid
Name: Steven F. Homscheid
Title Vice President

Schedule A

Members

GS Capital Partners V Fund, L.P.

GS Capital Partners V Offshore Fund, L.P.
GS Capital Partners V GmbH & CO. KG
GS Capital Partners V Institutional, L.P.
GS Global Infrastructure Partners I, L.P.
The Goldman Sachs Group, Inc.

Carlyle Partners IV, L.P.

Carlyle/Riverstone Global Energy and Power Fund III, L.P.

AIG Knight LLC

Richard D. Kinder

Schedule B

Stockholder	Shares	Cash	Value

Portcullis Partners, LP	600,000		$64,500,000

Total Shares:	600,000

Total Cash:	—

Total Value:	$64,500,000